Exhibit 99.1

Media	Investors
Janis Allen	Kevin Chamberlain
Kristyn Clark	Isaac Garden
(805) 330-4899	(818) 224-7028

PennyMac Mortgage Investment Trust Announces

Renee R. Schultz Has Joined Its Board of Trustees

Westlake Village, CA, May 25, 2021 – PennyMac Mortgage Investment Trust (NYSE: PMT) announced today that Renee R. Schultz, a Fannie Mae veteran and accomplished mortgage industry leader, has joined its Board of Trustees.

“We are excited to bring Renee’s broad range of expertise to PMT’s Board of Trustees,” said Chairman and CEO David A. Spector. “Her breadth of experience will undoubtedly add valuable perspective to our Board. On behalf of my fellow trustees, I welcome her arrival with great enthusiasm.”

Over her 22 years at Fannie Mae, Ms. Schultz held leadership roles involved in providing liquidity to Fannie Mae’s customers and the broader capital markets. As Senior Vice President of Capital Markets, she managed Fannie Mae’s capital markets pricing and sales desk, credit risk transfer programs, structured transactions, and the whole loan conduit. She also oversaw the securitization policy team, which ensures proper administration of matters related to the strategy and business value of Fannie Mae securities. Currently, Ms. Schultz is a Trustee at Saint Mary’s College in Notre Dame, Indiana.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.